Exhibit C

AMENDMENT NO. 1

TO

COMMON STOCK AND WARRANT PURCHASE AGREEMENT

This Amendment (the “Amendment”) to that certain Common Stock and Warrant Purchase Agreement, dated as of February 11, 2003, by and among Sirna Therapeutics, Inc. (formerly known as Ribozyme Pharmaceuticals, Inc.), a Delaware corporation (the “Company”), and the investors listed on Exhibit A thereto (the “Agreement”), is made as of May 10, 2004, by and among the Company and the parties to the Agreement listed on the signature pages hereto, each of which is herein referred to as an “Investor.” Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

RECITALS

WHEREAS, the Company and the Investors are parties to the Agreement, which was executed by such parties on February 11, 2003;

WHEREAS, the Agreement provides that any provision of the Agreement may be amended, waived or modified only upon the written consent of the Company and the funds managed or advised by Sprout Group, the funds managed or advised by Oxford Bioscience Partners IV and the funds managed or advised by Venrock Associates; and

WHEREAS, the Company and Investors representing such funds wish to amend Section 7.6 of the Agreement regarding the election of directors.

NOW, THEREFORE, in consideration of the respective promises and covenants of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment of Section 7.6. Section 7.6 of the Agreement is hereby amended and restated in its entirety as follows:

“7.6 Election of Directors.

“(a) The Company will use its best efforts to cause, at the Closing, (i) two (2) persons designated by funds managed or advised by Sprout Group (collectively “Sprout”), one of whom must be reasonably acceptable to Venrock and Oxford (each a “Sprout Designee”), to be appointed members of the board of directors of the Company, and (ii) each of the compensation committee and the nominating committee to have (1) of the Sprout Designees as a member.

(b) The Company shall use its best efforts to cause, at the Closing, (i) one (1) person designated by funds managed or advised by Oxford Bioscience Partners IV (collectively “Oxford”) (the “Oxford Designee”) to be appointed a member of the board of directors, and (ii) such Oxford Designee to be a member of the nominating committee.

(c) The Company will use its best efforts to cause, at the Closing, (i) one (1) person designated by funds managed or advised by Venrock Associates (collectively “Venrock”) (the “Venrock Designee”) to be appointed a member of the board of directors of the Company, and (ii) such Venrock Designee to be a member of the nominating committee and the compensation committee.

(d) The board of directors of the Company immediately following the Closing shall consist of the Sprout Designees, the Venrock Designee, the Oxford Designee, the chief executive officer of the Company and two additional members for a total of seven authorized directors.

(e) In accordance with the Company’s normal reimbursement policies for directors, the Sprout Designees, the Venrock Designee, and the Oxford Designee shall be reimbursed for all reasonable expenses associated with attending meetings of the Company’s board of directors.”

2. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

4. Survival. Except as modified hereby, the Agreement continues in full force and effect, unmodified in any way.

5. Entire Agreement. This Amendment and the Agreement, including all exhibits thereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.

6. Successors and Assigns. The terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Amendment, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Amendment, except as expressly provided in this Amendment.

7. Titles and Subtitles. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

8. Law Firm; Waiver of Conflicts. Each party to this Amendment acknowledges that O’Melveny & Myers LLP, counsel for the Company, has in the past and may continue in the future to perform legal services for certain of the Investors in matters unrelated to the transactions described in this Amendment, including the representation of such Investors in venture capital financings. Accordingly, each party to this Amendment hereby: (i) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; (ii) acknowledges that O’Melveny & Myers LLP represented the Company in the transaction contemplated by this Amendment and has not represented any individual Investor or any individual stockholder or employee of the Company in connection with such transaction; and (iii) gives its informed consent to the representation by O’Melveny & Myers LLP of certain of the Investors in such unrelated matters and the representation by O’Melveny & Myers LLP of the Company in connection with this Amendment and the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

SIRNA THERAPEUTICS INC.

By:	/s/ Bharat M. Chowrira

Name:	Bharat M. Chowrira
Title:	V.P. Legal Affairs, Licensing & Patent Counsel
Address:	2950 Wilderness Place Boulder, CO 80301

INVESTORS:

DLJ CAPITAL CORPORATION

By:	/s/ Craig L. Slutzkin
Craig L. Slutzkin
Vice President

SPROUT CAPITAL IX, L.P.
By: DLJ Capital Corporation
Its: Managing General Partner

By:	/s/ Craig L. Slutzkin
Craig L. Slutzkin
Vice President

SPROUT ENTREPRENEURS’ FUND, L.P.
By: DLJ Capital Corporation
Its: General Partner

By:	/s/ Craig L. Slutzkin
Craig L. Slutzkin
Vice President

SPROUT IX PLAN INVESTORS, L.P.
By: DLJ LBO Plans Management Corporation
Its: General Partner

By:	/s/ Craig L. Slutzkin
Craig L. Slutzkin
Attorney in Fact

VENROCK ASSOCIATES,
by a General Partner
VENROCK ASSOCIATES III, L.P.,
by its General Partner, Venrock Management III LLC
VENROCK ENTREPRENEURS FUND III, L.P.,
by its General Partner, VEF Management III LLC

By:	/s/ Bryan E. Roberts
Name:	Bryan E. Roberts
As a General Partner or Member

OXFORD BIOSCIENCE PARTNERS IV, L.P.
By:	OBP Management IV L.P., its general partner

By:	/s/ Alan G. Walton
Name:	Alan G. Walton
Title:	General Partner

MRNA FUND II, L.P.
By:	OBP Management IV L.P., its general partner

By:	/s/ Alan G. Walton
Name:	Alan G. Walton
Title:	General Partner